Exhibit 99.3

Acer Receives Formal Dispute Resolution Request (FDRR) Response from FDA’s Office of New Drugs

Office of New Drugs denies Acer’s appeal but describes possible paths forward for EDSIVO™

NEWTON, MA – March 18, 2020 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development, and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced that the Office of New Drugs (OND) of the U.S. Food and Drug Administration (FDA) has denied Acer’s appeal of the Complete Response Letter (CRL) in relation to the New Drug Application (NDA) for EDSIVO™. In its Appeal Denied letter, the OND describes possible paths forward for Acer to explore that could provide the substantial evidence of effectiveness needed to support a potential resubmission of the EDSIVO™ NDA for the treatment of patients with vascular Ehlers-Danlos syndrome (vEDS) with a confirmed COL3A1 mutation.

“We appreciate the OND’s time and attention in thoughtfully considering this FDRR,” said Chris Schelling, CEO and Founder of Acer. “While neither resubmission nor the prospect of approval of the EDSIVO™ NDA is assured, we are evaluating our possible next steps with the goal of resubmission of the EDSIVO™ NDA.”

Acer believes its cash position will be sufficient to fund its current operations through the end of 2020, excluding support for EDSIVO™ development and precommercial activities and the planned osanetant clinical trial.

About vEDS and EDSIVO™ (celiprolol)

Ehlers-Danlos Syndrome (EDS) is a group of hereditary disorders of connective tissue. vEDS is the most severe subtype where patients suffer from life threatening arterial dissections and ruptures, as well as intestinal and uterine ruptures. There is currently no approved treatment option for vEDS. The median age of death is 51 years.1 An Acer-commissioned patient-finder study phenotypically identified 4,169 vEDS patients in the U.S. from an analysis of a commercially available patient claims database with data of approximately 190 million unique patient lives. Based on that information, Acer estimates the prevalence of phenotypically-defined vEDS in the U.S. could be greater than 1 in 45,000. Currently, there are no FDA-approved therapies for vEDS. Acer is advancing EDSIVO™, a new chemical entity (NCE), for the treatment of vEDS based on published results from a randomized controlled clinical trial of celiprolol.2 The FDA granted a priority review of the EDSIVO™ NDA and subsequently issued a CRL in June 2019. The OND denied an Acer appeal of the CRL in March 2020, but made reference to the FDA Guidance document issued in December 2019, where substantial evidence of effectiveness can be provided by two or more adequate and well-controlled studies demonstrating efficacy, or a single positive adequate and well-controlled study plus confirmatory evidence3. EDSIVO™ received FDA Orphan Drug Designation for the treatment of vEDS in 2015.

About Acer Therapeutics Inc.

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes three clinical-stage candidates: EDSIVO™ (celiprolol), for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; ACER-001 (a taste-masked, immediate release formulation of sodium phenylbutyrate), for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); and osanetant, for the treatment of induced Vasomotor Symptoms (iVMS) where Hormone Replacement Therapy (HRT) is likely contraindicated. Each of Acer’s product candidates is believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA. For more information, visit www.acertx.com.

References

1.	Pepin M, et al. Clinical and genetic features of Ehlers-Danlos syndrome type IV, the vascular type. N Engl J Med. 2000; 342:673-80
2.	Ong KT, et al. Effect of celiprolol on prevention of cardiovascular events in vascular Ehlers-Danlos syndrome: a prospective randomised, open, blinded-endpoints trial. Lancet. 2010;376(9751):1476-1484
3.	FDA guidance “Demonstrating Substantial Evidence of Effectiveness for Human Drug and Biological Products”, December 2019

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, timelines, future financial position, future revenues, projected expenses, regulatory submissions, actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the potential for our product candidates to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication and any territory; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete clinical trials and regulatory submissions; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, the substantial costs and diversion of management’s attention and resources which could result from pending securities litigation, risks related to the drug development and the regulatory approval process, including the timing and requirements of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-430-7578

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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